UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

INOVIO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

DATED MARCH 27, 2020

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2020

On March 27, 2020, Inovio Pharmaceuticals, Inc. (“Inovio”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its Annual Meeting of Stockholders to be held on May 14, 2020. On April 15, 2020, Inovio issued a press release announcing that its Annual Meeting of Stockholders will now be held by means of a virtual format only and at a new time. The press release is being filed herewith as definitive additional material.

The press release should be read in conjunction with the Proxy Statement.

INOVIO to Host its Annual Meeting of Stockholders in Virtual Format and at a New Time

PLYMOUTH MEETING, Pa., April 15, 2020 — INOVIO Pharmaceuticals, Inc. (NASDAQ:INO) today announced that due to the public health and safety concerns related to the novel coronavirus (COVID-19) pandemic and recommendations and orders from federal and state governmental authorities, its Annual Meeting of Stockholders (the 2020 Annual Meeting) will now be held by means of a virtual format only and will be held at a new time at 2:00 pm Eastern Time. The date of the meeting (May 14, 2020), as disclosed in INOVIO’s proxy statement for the meeting, has not changed.

Online access to the meeting will begin at 1:45 pm Eastern Time. Stockholders will not be able to attend the meeting in person. The virtual format of the 2020 Annual Meeting will provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting. If you plan to attend the meeting, please check http://ir.inovio.com/investors for updates prior to the meeting date.

As always, whether or not you plan to attend the 2020 Annual Meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials for the meeting. If you have already voted, you do not need to vote again.

Attending the Virtual Meeting

You can attend the meeting by accessing www.virtualshareholdermeeting.com/INO2020 and entering the 16-digit control number on the proxy card you previously received; if you hold your shares in “street name” (i.e., through an account at a broker or other nominee), please follow your broker’s or nominee’s instructions you previously received to obtain your 16-digit control number or otherwise attend through the broker or nominee.

A list of INOVIO’s stockholders of record will be available for examination by stockholders on the meeting website during the meeting.

Asking Questions

If you wish to submit a question, you may ask a question before the meeting beginning at 9:00 am Eastern Time, on April 20, 2020, and until 11:59 pm Eastern Time, on May 13, 2020. To submit a question, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Voting Shares at the Virtual Meeting

If you have not voted your shares prior to the meeting, you will be able to vote your shares electronically at the 2020 Annual Meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials you previously received.

The proxy materials you previously received may continue to be used to vote your shares in connection with the meeting. The previously distributed proxy materials will not be updated to reflect the change to a virtual format or change in time. If you have already voted, you do not need to vote again.

About INOVIO

INOVIO is a biotechnology company focused on rapidly bringing to market precisely designed DNA medicines to treat, cure, and protect people from diseases associated with HPV, cancer, and infectious diseases. INOVIO is the first and only company to have clinically demonstrated that a DNA medicine can be delivered directly into cells in the body via a proprietary smart device to produce a robust and tolerable immune response. Specifically, INOVIO’s lead candidate VGX-3100, currently in Phase 3 trials for precancerous cervical dysplasia, destroyed and cleared high-risk HPV 16 and 18 in a Phase 2b clinical trial. High-risk HPV is responsible for 70% of cervical cancer, 90% of anal cancer, and 69% of vulvar cancer. Also in development are programs targeting HPV-related cancers and a rare HPV-related disease, recurrent respiratory papillomatosis (RRP); non-HPV-related cancers glioblastoma multiforme (GBM) and prostate cancer; as well as externally funded infectious disease DNA vaccine development programs in Zika, Lassa fever, Ebola, HIV, and coronaviruses associated with MERS and COVID-19 diseases. Partners and collaborators include Advaccine, ApolloBio Corporation, AstraZeneca, The Bill & Melinda Gates Foundation, Coalition for Epidemic Preparedness Innovations (CEPI), Defense Advanced Research Projects Agency (DARPA)/DOD, GeneOne Life Science/VGXI, HIV Vaccines Trial Network, Medical CBRN Defense Consortium (MCDC), National Cancer Institute, National Institutes of Health, National Institute of Allergy and Infectious Diseases, Ology Bioservices, Plumbline Life Sciences, Regeneron, Roche/Genentech, University of Pennsylvania, Walter Reed Army Institute of Research, and The Wistar Institute. INOVIO also is a proud recipient of 2020 Women on Boards “W” designation recognizing companies with more than 20% women on their board of directors. For more information, visit www.inovio.com.

CONTACTS:

Investors:	Ben Matone, 484-362-0076, ben.matone@inovio.com
Media:	Jeff Richardson, 267-440-4211, jrichardson@inovio.com

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders

to be held on May 14, 2020 virtually via live audio-only webcast at

www.virtualshareholdermeeting.com/INO2020.

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, are available at www.proxyvote.com.

April 15, 2020

By order of the Board of Directors

J. Joseph Kim, Ph.D.

Chief Executive Officer